CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust and to the use of our report dated July 3, 2012 on the financial statements and financial highlights of CMG SR Tactical Bond Fund (formerly CMG Absolute Return Strategies Fund), a series of shares of beneficial interest of Northern Lights Fund Trust.  Such financial statements and financial highlights appear in the April 30, 2012 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

June 17, 2013